Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	August 14, 2020
Contact:	Jeff Hedges
(818) 244-8080, Ext. 1649

Maria R. Hawthorne to Retire as President and Chief Executive Officer of PS Business Parks, Inc.

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) today announced that Maria R. Hawthorne will retire as President and Chief Executive Officer of the Company, effective September 1, 2020. Ms. Hawthorne has been on medical leave of absence due to health issues unrelated to COVID-19 since April 20, 2020. Ms. Hawthorne will continue to serve on the Board of Directors.

“On behalf of the entire Board of Directors, we thank Maria for her leadership and strategic contributions to the Company over the more than three decades she has been part of the team. She has been an integral part of the success of the Company, and we look forward to her continued insight and contributions as a member of the Board,” said Chairman of the Board, Ronald L. Havner, Jr.

Ms. Hawthorne has served as Chief Executive Officer and President of the Company since July 2016 and August 2015, respectively. In addition, Ms. Hawthorne served in various other roles since joining the Company in 1985.

“I want to express my deepest appreciation for the opportunity to work with and learn from so many talented and dedicated professionals,” said Ms. Hawthorne. “I look forward to seeing the future successes of the Company and my colleagues as PS Business Parks enters its next phase.”

John W. Petersen, the Company’s interim President and Chief Executive Officer and long-tenured Chief Operating Officer, will continue in his role as interim President and Chief Executive Officer while the Board of Directors conducts an internal and external search for the Company’s next Chief Executive Officer.

The Company also announced that it has launched a search for a Chief Investment Officer as part of its ongoing efforts to expand the management team to focus on identifying strategic investment opportunities and driving growth.

The Board of Directors has engaged the executive search firm of Korn Ferry to assist with identifying qualified candidates for both roles.

Company Information

PS Business Parks, Inc., a member of the S&P MidCap 400, is a REIT that acquires, develops, owns, and operates commercial properties, primarily multi-tenant industrial, flex, and office space. As of June 30, 2020, the Company wholly owned 27.5 million rentable square feet with approximately 5,000 commercial customers in six states and held a 95.0% interest in a 395-unit apartment complex.

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends,” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-

looking statements. Such factors include the duration and severity of the COVID-19 pandemic and its impact on our business and our customers; the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance, and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; the impact of general economic and business conditions, including as a result of the economic fallout of the COVID-19 pandemic; rental rates and occupancy levels at the Company’s facilities; and changes in these conditions as a result of the COVID-19 pandemic, the availability of permanent capital at attractive rates, the outlook and actions of rating agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc. is available on the Company’s website which can be found at psbusinessparks.com.

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